EXHIBIT 3.6
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
GETTING READY CORPORATION
Getting Ready Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY THAT:
Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, pursuant to a written consent of the Board of Directors, dated September 24, 2008, providing for the designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of, the Company’s Series B Convertible Preferred Stock, which resolutions are as follows:
WHEREAS, the Certificate of Incorporation of the Company provides for two classes of capital stock known as Common Stock, par value $0.001 per share, and Preferred Stock, par value $0.001 per share; and
WHEREAS, the Board of Directors of the Company is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series B Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series B Convertible Preferred Stock as follows:
1. Designation. A total of Seventy-five Thousand (75,000) shares of the Preferred Stock shall be designated the “Series B Convertible Preferred Stock.” As used herein, the term “Preferred Stock” used without reference to the Series B Convertible Preferred Stock shall mean the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein. All other capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 9 hereof.

2. Dividends. Each holder of Series B Convertible Preferred Stock shall be entitled to receive, on a pari passu basis, dividends in cash out of any funds of the Company legally available when and at the time for declaration of dividends by the Company, at the same time any dividends or other distributions will be paid or declared and set apart for payment on any shares of Common Stock on the basis of the largest number of whole shares of Common Stock into which such holder’s shares of Series B Convertible Preferred Stock could be converted.
3. Liquidation Rights.
3.1. Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, distributions to the stockholders of the Company shall be distributed among the holders of Common Stock, Series B Convertible Preferred Stock and any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution, pro rata in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them. Written notice of any liquidation, dissolution or winding up of the Company, stating the payment date, the amount of any liquidating distribution and the place where said liquidating distribution shall be payable, shall be given to the holders of record of Series B Convertible Preferred Stock not less than ten (10) days prior to the consummation of such liquidation, dissolution or winding up, in accordance with the provisions of Section 6.2.
3.2. Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Company. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata in accordance with Section 3.1.
4. Voting Power.
4.1. General. Except as otherwise expressly provided elsewhere in the Certificate of Incorporation (as in existence on the date hereof or as amended with the requisite approval of the holders of Series B Convertible Preferred Stock), this Series B Certificate of Designation or as otherwise required by law, (a) each holder of Series B Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series B Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company.

4.2. Majority Holders. Whenever in this Series B Certificate of Designation the vote, approval or written consent of the Majority Holders (or the holders of any other specified percentage of the shares of Series B Convertible Preferred Stock) is required, such vote shall be taken, any approval shall be given or any written consent shall be tendered by the holders of the Series B Convertible Preferred Stock voting, approving or consenting together as a single class, with each share of Series B Convertible Preferred Stock being entitled to, in each instance, a number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series B Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of the holders of Series B Convertible Preferred Stock entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such holders is solicited.
4.3. Restriction and Limitation on Company Action. As long as any of the Series B Convertible Preferred Stock is outstanding, the holders of Series B Convertible Preferred Stock shall vote as a separate voting group on, and the affirmative vote of the Majority Holders shall be required to authorize, any action by the Company which would in any manner adversely alter or change the designations or the powers, preferences or rights or qualifications, limitations or restrictions of the Series B Convertible Preferred Stock, including, without limitation, any amendments to the Certificate of Incorporation or this Series B Certificate of Designations that would have such effect. The Company will not, without the approval of the affirmative vote of the Majority Holders, by amendment of its Certificate of Incorporation, this Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder (or under its Certificate of Incorporation), but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment.
5. Conversion Rights. The holders of the Series B Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:
5.1. Voluntary Conversion.
(a) Subject to and in compliance with the provisions of this Section 5, each and any outstanding share of the Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the Authorization Date (as hereafter defined), into such number of fully-paid and non-assessable shares of Common Stock as is determined pursuant to Section 5.3 below.
(b) To exercise this conversion right, a holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted at the principal office of the Company, together with written notice to the Company that such holder elects to convert such shares (the “Conversion Notice”); provided, however, that in the event such certificate or certificates have been lost, stolen or destroyed, then the holder electing to effect such a conversion shall so certify to the Company in its Conversion Notice, and shall further execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Conversion Notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Series B Conversion Date and the Company’s receipt of the certificates and/or other documentation as set forth in this subsection, the Company shall issue and deliver to the holder of the shares of Series B Convertible Preferred Stock being converted, or on its written order, at the expense of the Company: (i) a certificate or certificates, as such holder may request, representing the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Convertible Preferred Stock in accordance with the provisions of this Section 5, (ii) if some but not all of the shares of Series B Convertible Preferred Stock represented by a certificate surrendered by such holder are converted, a new certificate or certificates representing the number of shares of Series B Convertible Preferred Stock which were not converted, and (iii) if necessary pursuant to the provisions of Section 5.4, cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series B Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion (subject to compliance with the applicable federal and state securities laws) shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.
5.2. Automatic Conversion.
(a) Immediately upon the first anniversary of the Original Series B Issuance Date (the “Conversion Event”), all outstanding shares of Series B Convertible Preferred Stock shall be converted automatically into the number of fully-paid, non-assessable shares of Common Stock as is determined pursuant to Section 5.3 below as of the date of the Conversion Event, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company; provided, however, that the Series B Convertible Preferred Stock shall not so convert until the Authorization Date if later than the first anniversary of the Original Series B Issuance Date, in which case the Authorization Date shall be deemed the “Conversion Event” for all purposes hereunder.
(b) Promptly upon the occurrence of the Conversion Event, the Company shall deliver written notice thereof to the holders of the Series B Convertible Preferred Stock in accordance with the provisions of Section 6.2, and such holders shall surrender the certificates representing such shares at the principal office of the Company, which certificates shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Conversion Event and the Company’s receipt of the certificates and/or other documentation as set forth in this subsection, the Company shall issue and deliver to each holder of shares of Series B Convertible Preferred Stock so converted, at the expense of the Company: (i) a certificate representing the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B

Convertible Preferred Stock in accordance with the provisions of this Section 5, and (ii) if necessary pursuant to the provisions of Section 5.4, cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion; provided, however, that the Company shall not be obligated to issue and deliver the foregoing unless certificates evidencing the shares of Series B Convertible Preferred Stock so converted are either delivered to the Company or the holder thereof certifies to the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Notwithstanding the failure by any holder of the Series B Convertible Preferred Stock to deliver the certificates representing such holder’s shares as required by this Section 5.2(b), such conversion shall be deemed to have been effected immediately prior to the close of business on the Series B Conversion Date, and at such time the rights of each holder as holder of the Series B Convertible Preferred Stock shall cease and such holder shall be deemed to have become the holder of record of the shares of Common Stock issuable upon the conversion of such holder’s shares of Series B Convertible Preferred Stock.
5.3. Series B Conversion Rate. The number of shares of Common Stock that a holder of Series B Convertible Preferred Stock shall be entitled to receive upon conversion pursuant to this Section 5 shall be the product obtained by multiplying (a) the number of shares of Series B Convertible Preferred Stock being converted by such holder at any time, by (b) 1,000 (subject to adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event).
5.4. Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Convertible Preferred Stock, the Company shall pay to the holder of the shares of Series B Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Common Stock at the close of business on the Series B Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares or fractional shares of Series B Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share or fractional share of Series B Convertible Preferred Stock being converted. For purposes of the above calculation, fair market value of one share of Common Stock shall be determined in good faith by the Board of Directors of the Company; provided, however, that where there exists a public market for the Common Stock at the time of such exercise, the fair market value per share of Common Stock shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-the-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the American Stock Exchange or on any exchange or market on which the Common Stock is listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the three (3) trading days immediately prior to the date of determination of fair market value on which at least 10,000 shares of Common Stock were traded.

5.5. Authorization and Reservation of Common Stock.
(a) As soon as practicable after the Original Series B Issuance Date, but in no event later than ninety (90) days after the Original Series B Issuance Date, the Board of Directors of the Company shall recommend and submit to the stockholders of the Company for approval a Certificate of Amendment to the Certificate of Incorporation that would increase the number of authorized shares of Common Stock to a number sufficient to provide for the reservation of Common Stock contemplated by Section 5.5(b) and the reservation of Common Stock necessary for all other outstanding Equity Securities of the Company. As soon as practicable after receipt of the requisite stockholder vote to approve such Certificate of Amendment, the Company shall promptly file such Certificate of Amendment with the Secretary of State of the State of Delaware (the date of such filing, the “Authorization Date”). The Company shall take all commercially reasonable actions as may be necessary to obtain the stockholders’ consent contemplated by this subsection 5.5(a).
(b) From and after the Authorization Date, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock (including any shares of Series B Convertible Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), and, if at any time after the Authorization Date the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock (including any shares of Series B Convertible Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), the Company shall take all commercially reasonable actions as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
5.6. Issue Taxes. The Company shall pay all issue taxes (other than any taxes measured by the income of any person other than the Company), if any, incurred in respect of the issuance of shares of Common Stock upon a conversion of shares of Series B Convertible Preferred Stock. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued upon conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand (which shall be subject to compliance with the applicable provisions of federal and state securities laws), the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Company or the transfer agent for the Series B Convertible Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered without any liability to the Company, despite the instructions to the contrary.

6. Notices.
6.1. Notices of Record Date. In the event of (a) the giving of any notice to the holders of Common Stock or any other Equity Security of the Company, (b) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any Equity Securities or other property; (c) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any sale or disposition of all or substantially all of the assets of the Company to any other person or persons; or (d) any voluntary or involuntary dissolution, liquidation, winding up or bankruptcy of the Company (each, a “Record Event”), then and in each such Record Event the Company shall give each holder of Series B Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right; (ii) the date on which any such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy is expected to become effective; and (iii) the time, if any, that is to be fixed as to when the holders of record of Common Stock or other Equity Securities shall be entitled to exchange their shares of Common Stock or other Equity Securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy. In each such Record Event, the notice required by this Section 6.1 shall be delivered at least 10 days prior to the date specified in such notice.
6.2. Notices in General. Whenever a notice is required to be given to a holder of shares of Series B Convertible Preferred Stock pursuant to this Series B Certificate of Designation (including, without limitation, any notice required by Section 6.1 above), such notice shall be delivered in person, sent by nationally recognized overnight delivery service specifying next day delivery, mailed by certified or registered mail, postage prepaid and return receipt requested, or sent by telecopier, telex, facsimile or similar transmission, to such holder’s address of record as shown on the books of the Company.
7. Cancellation of Series B Convertible Preferred Stock. Any shares of Series B Convertible Preferred Stock that are acquired by the Company by reason of redemption, repurchase or otherwise or are converted shall be cancelled and returned to the status of authorized but unissued shares of undesignated Preferred Stock and all rights with respect thereto shall cease. Upon the cancellation of all outstanding shares of Series B Convertible Preferred Stock in the foregoing manner, this Series B Certificate of Designation shall terminate and have no further force and effect.
8. Change in Control Events. If at any time while any shares of Series B Convertible Preferred Stock are outstanding there shall be a Change of Control Event, each share of Series B Convertible Preferred Stock outstanding at the time thereof shall thereafter, without any action on the part of the holder of such share, represent the right to acquire the amount and type of consideration which the holder of such shares would have owned immediately after the consummation of such Change of Control Event, if the holder of such shares had converted such shares into Common Stock (whether or not then convertible) immediately before the effective date of the Change of Control Event. Any successor to the Company as a result of such Change of Control event shall be obligated to observe the terms and conditions of this Series B Certificate of Designation.

9. Definitions and Constructions. As used in this Series B Certificate of Designation, the following terms shall have the following respective meanings:
“Affiliates” shall mean any person directly or indirectly controlled by, controlling or under common control with another person, where the term “control,” for purposes of this definition, means the power to direct the management of the person in question.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended from time to time, including the Series B Certificate of Designation.
“Change of Control Event” shall mean (a) a consolidation or merger of the Company with or into any person that results in the holders of the voting securities of the Company immediately following the issuance of the Series B Convertible Preferred Stock on the Original Series B Issuance Date (together with their respective Affiliates) holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Company or such other surviving entity immediately following such Change of Control Event, (b) a sale or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or (c) the sale or issuance, in one transaction or a series of related transactions, by the Company or any of its stockholders of any Equity Securities to any person such that, following the consummation of such transaction(s), such person (together with its Affiliates) would own or have the right to acquire greater than fifty percent (50%) of the outstanding shares of Common Stock (calculated on a Fully-Diluted Basis).
“Common Stock” shall mean the Company’s common stock, par value $0.001 per share.
“Company” shall mean Getting Ready Corporation, a Delaware corporation.
“Equity Securities” shall mean (a) any Common Stock or other capital stock of the Company, (b) any security convertible, with or without consideration, into any Common Stock or other capital stock of the Company (including any option, warrant or other right to subscribe for or purchase such a security), (c) any security carrying any option, warrant or other right to subscribe for or purchase any Common Stock or other capital stock of the Company, or (d) any such option, warrant or other right.
“Fully-Diluted Basis” shall include, when used to refer to the number of shares of Common Stock then outstanding, (i) all shares of Common Stock that are issued and outstanding at such time, (ii) all shares of Common Stock that are issuable upon the conversion, exercise or exchange of all other Equity Securities that are issued and outstanding at such time and that are, directly or indirectly, convertible into or exercisable or exchangeable for shares of Common Stock, regardless of whether such Equity Securities are then convertible, exercisable or exchangeable, plus (iii) all Equity Securities that have been reserved by the Company for issuance under any incentive compensation or stock option plan of the Company which are authorized but not yet issued.

“Majority Holders” shall mean the holders of a majority of the outstanding shares of the Series B Convertible Preferred Stock, calculated on an as-converted basis.
“Original Series B Issuance Date” shall mean September 24, 2008.
“Person” shall mean any individual, partnership, limited liability company, corporation, business trust, trust, unincorporated association, joint venture or other entity of whatever nature.
“Preferred Stock” shall mean the Company’s preferred stock, par value $0.001 per share.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series B Certificate of Designation” shall mean this Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock, as the same may be amended from time to time.
“Series B Conversion Date” shall mean, as the case may be, (a) with respect to any shares of Series B Convertible Preferred Stock voluntarily converted into Common Stock pursuant to Section 5.1, the date on which the Company receives a Conversion Notice relating to such shares, together with the certificate or certificates representing such shares (or appropriate indemnity in lieu thereof in the case of lost, stolen or destroyed certificates as required by Section 5.1), or (b) with respect to all shares of Series B Convertible Preferred Stock automatically converted into Common Stock pursuant to Section 5.2, the date of the Conversion Event.
9.1. Construction. Whenever the context requires, the gender of any word used in this Series B Certificate of Designation includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to sections refer to sections of this Series B Certificate of Designation, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.
9.2. Headings. The headings and subheadings in this Series B Certificate of Designation are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Series B Certificate of Designation or any provision hereof.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer of the Company.

GETTING READY CORPORATION
By:	/s/ Glenn L. Halpryn
Glenn L. Halpryn
President